Exhibit 10.39
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of April, 2008, by and between LaJobi, Inc. a Delaware corporation (the “Employer”), and LAWRENCE BIVONA (the “Executive”).
RECITALS
     A. The Employer desires that the Executive provide services for the benefit of the Employer and certain of its affiliates, and Russ Berrie and Company, Inc. (“Parent”), pursuant to the terms and conditions set forth herein, and the Executive desires to accept such employment with the Employer.
     B. The Employer and the Executive acknowledge that the Executive will be a member of the senior management team and the Board of Directors of the Employer and, as such, will participate in implementing the Employer’s business plan and the overall business plan of Parent.
     C. In the course of his employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer, Parent and their affiliates.
     D. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.
     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
     1. Employment. The Employer shall employ the Executive as its President and shall appoint, and shall cause Parent, as Employer’s sole stockholder, to appoint Executive as a member of the Board of Directors of Employer, and the Executive hereby accepts such employment and appointment on the following terms and conditions. The Executive understands and agrees that he is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without cause, in accordance with the termination provisions contained in Paragraph 6, but subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter such at-will relationship. In the event that the Executive ceases to be employed by the Employer for any reason and conditioned upon payment to Executive of any compensation payments required pursuant to Paragraph 7, the Executive shall tender his resignation from all officer and director positions, if any, that he holds with the Employer, and each affiliate of Employer, effective on the date his employment is terminated.
     2. Duties.
          A. Subject to the provisions of the last sentence of this paragraph 2, the Executive shall work for the Employer in a full-time capacity. Prior to the termination of

Executive’s employment hereunder, the Executive shall have the duties, responsibilities, powers, and authority customarily associated with the position of President and a member of the board of directors of a Delaware corporation. In the Executive’s capacity as President, the Executive shall report to, and follow the direction of, the Chief Executive Officer of Parent. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer, as Executive typically devoted himself to the business of LaJobi Industries, Inc. (“LaJobi Industries”) prior to entering into this Agreement. It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. In addition, Executive may, until December 31, 2008, provide services to each of L&J Industries, Ltd. (“L&J”) and LBI Distributors, Inc. (“LBI”) relating to their respective business operations and in connection with the sale or liquidation of the Executive’s ownership interest in either company, if applicable, provided that such services do not unreasonably interfere with Executive’s duties hereunder.
          B. It is understood that the Executive shall not be expected by the Employer to travel on behalf of the Employer, in the aggregate, for a number of days that is materially higher than the Executive traveled in 2007 on behalf of LaJobi Industries and L&J (“Excessive Travel”), and that the Executive’s refusal to travel on behalf of the Employer for a materially higher number of days shall not permit the Employer to either provide written notice as contemplated under Paragraphs 6C(ii) or 6C(iii) or to terminate the Executive’s employment based on any such refusal.
     3. Executive Loyalty. Without limiting the generality of the provisions in Paragraph 8 hereof, it is agreed that the Employer shall be entitled to all benefits and profits arising from or incident to any and all work or services performed for, and advice provided to, the Employer by Executive pursuant to this Agreement and in accordance with the terms and conditions contained herein.
     4. Compensation.
          A. The Employer shall pay the Executive an annual base salary of THREE HUNDRED THOUSAND DOLLARS AND NO/100 ($300,000) (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order or by agreement with, or consent of, the Executive. Increases to the Base Salary, as adjusted, may be made following an annual salary review, the first of which shall take place on or around January 1, 2009, and all subsequent reviews shall occur in or around January 1st of each year thereafter.
          B. Commencing on the effective date of this Agreement, the Executive shall participate in the Parent’s Incentive Compensation Program, as amended from time to time by the Compensation Committee of the Board of Directors of Parent (the “IC Program”), on the

terms and conditions set forth therein. Capitalized terms used but undefined in this Paragraph shall have the meanings ascribed to them in the IC Program. The Executive will have an Applicable Percentage of 50%. Executive’s participation shall be per the terms set forth on Addendum I hereto. Amounts achieved for results in between (i) the Minimum Target and the Target, and (ii) the Target and the Maximum Target, will in each case be determined by a straight line interpolation. No amounts will be paid for achievement of results below the Minimum Target, and no additional amounts will be paid for achievement of results in excess of the Maximum Target.
          C. In connection with the execution and delivery of this Agreement, the Parent will (i) grant the Executive 28,000 stock options under the Parent’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “Plan”) and (ii) issue to the Executive 4,300 restricted shares of Parent, in each case of the foregoing clauses (i) and (ii) of this Paragraph 4C, at the closing market price on the second business day immediately following the effective date of this Agreement. In addition, the Employer shall grant the Executive, during each of 2009 and 2010 (provided that the Executive is then a full-time employee of the Employer or any other subsidiary of Parent), additional stock options under the Plan and/or restricted shares of Parent, in each case, priced at the closing market price on the date of grant, which the Compensation Committee of Parent values the aggregate value of such stock options and/or restricted shares granted on such date of grant, in accordance with its regularly utilized methodology, at $50,000; provided, that such stock options and/or restricted shares granted pursuant to this sentence shall neither preclude nor be in lieu of additional stock options and/or restricted stock that the Board of Directors of Parent might consider granting to the Executive on an annual basis. Any and all stock options granted under this Paragraph 4(C) shall be evidenced by stock option agreements in the form of Exhibit A hereto.
          D. The Employer shall:
               (i) include the Executive in any life insurance, disability insurance, medical, dental or health insurance, savings, pension and retirement plans and other similar benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Parent for the benefit of its key executives;
               (ii) provide to Executive any other perquisites generally provided to all other senior executives of the Parent, on terms no less favorable than those provided by the Parent, to any other such executive;
               (iii) provide the Executive with four (4) weeks paid vacation per annum and holiday leave per the terms of Employer’s employee policies manual in effect from time to time;
               (iv) reimburse the Executive for the cost of leasing and operating an automobile selected by the Executive, and also bear or reimburse the Executive for the cost of insurance and maintenance for that automobile, subject to a maximum reimbursement (and/or incurred cost) of $1,000 per month;

               (v) while the Executive is employed by the Employer, to include Executive under any director’s and officer’s liability insurance policy maintained by Employer or Parent on terms and conditions (including scope, deductibles, etc.) no less favorable to the Executive than those applicable to any person who is solely an officer and/or director of a subsidiary of Parent. The Executive shall also be entitled to prompt indemnification, and prompt advancement of expenses, with respect to any claim that arises out of, or relates to, his employment by (or services as an employee or officer on behalf of) Employer or Parent, or their respective affiliates, in each case to the fullest extent permissible under applicable law; and
               (vi) pay the Executive an additional amount (the “Gross Up Payment”) if any action of the Employer (or the terms or provisions of any plan or program of the Employer or Parent in which the Executive is a participant) causes any payment made to the Executive pursuant hereto or pursuant to any plan or program of Parent or the Employer in which the Executive is a participant to be subject to the excess tax provided for in Section 409A of the Code (a “409A Violation”). The Gross Up Payment shall equal an amount such that after the Executive’s payment of all taxes, interest, and penalties imposed on the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the sum of (A) the interest under Section 409A(a)(1)(B)(i)(I) of the Code resulting from the 409A Violation; (B) the additional tax under Section 409A(a)(1)(B)(i)(II) of the Code resulting from such 409A Violation; (C) any penalties resulting from such 409A Violation; and (D) if the Executive recognizes income prior to the taxable year that the income would have been included in the Executive’s gross income in the absence of such 409A Violation, the amount of the taxes on the income recognized other than the additional tax under subclause (B). The Employer shall pay the Gross Up Payment within thirty (30) days after the Executive remits any amount under clauses (A), (B), (C), or (D) to the tax authorities. The Employer shall also indemnify the Executive for all costs, expenses, and reasonable attorney’s and paralegal’s fees incurred by the Executive as a result of any audit by any tax authorities to the extent the same relates to the tax consequences of such 409A Violation (the “Indemnified Amount”). The Employer shall pay the Indemnified Amount within thirty (30) days after the Executive incurs the Indemnified Amount.
     5. Expenses. The Employer shall promptly reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended.
     6. Termination. The Executive’s employment hereunder shall terminate upon the first to occur of the following events:
          A. Upon the Executive’s date of death.
          B. Upon a reasonable determination by Employer that Executive is disabled. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.
          C. On the date the Employer provides the Executive with written notice that he is being terminated for “cause.” For purposes of this Agreement, and as reasonably determined by the Employer, the Executive shall be deemed terminated for cause if the Employer terminates the Executive after the Executive:
               (i) shall have committed any felony or any other act involving fraud, theft or embezzlement;
               (ii) shall have committed intentional acts that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business, provided, however, that Executive shall have twenty (20) days from the date that written notice of such action is given by Employer to the Executive to cure such conduct (to the extent cure is reasonably possible); or
               (iii) shall have refused to, or willfully failed to, perform his material duties hereunder, provided, however, that Employer shall, prior to terminating the Executive pursuant to this Paragraph 6C(iii), with respect to the first instance of each refusal or willful failure to perform a specific material duty, have provided the Executive written notice that any repeated failure or refusal to perform such specific duty shall constitute a basis for immediate termination without additional warning or notice.
Any determination by Employer that “cause” exists shall be subject to de novo review in any arbitration pursuant to Paragraph 17B below.
          D. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in Paragraph 6A, 6B or 6C, provided that the Employer shall give the Executive thirty (30) days written notice (or continued payment of Base Salary in lieu thereof) prior to such date of its intention to terminate such employment.
          E. On the date the Executive provides the Employer with written notice that he is terminating his employment for “good reason.” For purposes of this Agreement, the Executive shall be deemed to have terminated his employment for “good reason” if any of the following events is effected by the Employer or the Parent, or any of their respective affiliates, without the consent of the Executive: (i) a material detrimental change in the Executive’s job title or position with the Employer; (ii) a material diminution or reduction in the Executive’s authority or responsibility; provided, however, that Parent’s future consolidation and/or centralization of the Specified Employer Functions (as defined hereinafer) with itself or its other subsidiaries shall not be deemed to be “a material diminution or reduction” in the Executive’s authority or responsibility even if none of such functions report to Executive; (iii) a reduction in the Executive’s Base Salary; (iv) a relocation of the Executive’s principal place of employment by more than fifty (50) miles from 21 Sentry Court, Basking Ridge, New Jersey; (v) Executive is required to perform Excessive Travel; provided, that “good reason” under this clause (v) shall arise only upon the Employer’s insistence that the Executive continue to undertake Excessive

Travel after the Executive has delivered to the Employer a written objection to such Excessive Travel; or (vi) any material breach of this Agreement by the Employer not cured (to the extent cure is reasonably possible) within twenty (20) days after written notice of such breach is given by Executive to Employer. For purposes of clause (ii) above, “Specified Employer Functions” means the Employer’s accounts receivable / accounts payable, information technology, finance / treasury, human resources, facility management, and warehousing functions.
          F. On the date the Executive terminates his employment for any reason, other than a reason otherwise set forth in Paragraph 6E.
     7. Compensation Upon Termination.
          A. If the Executive’s employment is terminated pursuant to Paragraph 6A, 6B, 6C or 6F, the Executive shall be entitled to his salary through his final day of active employment, any unreimbursed expenses and any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance or retirement plan, program or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.
          B. Except as otherwise provided in this Paragraph 7B, if the Executive’s employment is terminated pursuant to Paragraph 6D or 6E, the Executive shall be entitled to: (i) his salary through his final date of active employment, any unreimbursed expenses and any accrued but unused vacation pay; and (ii) as severance, twelve (12) months of (a) Base Salary continuation, payable at the regular payroll periods of Employer and (b) continuation of those benefits provided in Paragraph 4D(i). As a condition to receiving such severance amount, the Executive must execute a release in the form attached hereto as Exhibit B within twenty-one (21) days after the date of termination. The Executive will not have the obligation to mitigate damages by using diligent efforts to seek comparable or other employment in the event of such termination and, in the event the Executive does obtain comparable or other employment, such employment shall not affect or alter the payment of any amounts payable to the Executive pursuant to this Paragraph 7(B) or the Executive’s right thereto. Additionally, the Executive shall be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant.
          C. Payments and benefits under this Paragraph 7 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder. Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph 7B shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

     8. Protective Covenants. The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Employer’s relationships with its customers and suppliers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Employer and that the identity, business needs and methods of conducting business of, or relating to, each of its customers and suppliers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials or from materials available to the Employer’s competitors; and (iii) that the Employer has the following protectible interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: pricing information and strategy, cost data, product specifications, product development and obsolescence policies and time table. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:
          A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer.
          B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.
          C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or bound.
          D. The Executive agrees that, during the Executive’s employment by Employer hereunder and for a period of one (1) year after the termination thereof, for any reason whatsoever or for no reason and whether such termination was voluntary or involuntary by Executive, the Executive will not (except on behalf of LBI and L&J until December 31, 2008, in accordance with Paragraph 2) anywhere in the United States of America:

               (i) directly or indirectly, contact, solicit or accept if offered to the Executive, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Employer’s customers, prospective customers, or suppliers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers while Executive was an employee of Employer hereunder;
               (ii) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit (excluding Joseph Bivona) any of the Employer’s then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire (excluding Joseph Bivona) any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with himself or any company, individual or other entity;
               (iii) directly or indirectly, for his own account or on behalf of others, engage in any business activity that manufactures, distributes or sells any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof, or seek to purchase products, goods or services from any person, firm or other business enterprise providing such products, goods or services to the Employer during the term hereof, or seek to cause any such supplier of products, goods and/or services to Employer to refrain from providing such products, goods, or services to the Employer. Executive agrees that during the Executive’s employment by Employer hereunder, Executive will not (except on behalf of LBI and L&J until December 31, 2008, in accordance with Paragraph 2):
(a) directly or indirectly, whether as an investor (excluding investments representing less than five percent (5%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products then constituting ten percent (10%) or more of the annual revenues of the Employer or its affiliates; or
(b) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer’s or its affiliates’ customers, prospective customers, or suppliers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Employer’s or its affiliates’ business and/or any other business activities in which the Employer or its affiliates’ engages during the term hereof.

          E. The Executive acknowledges and agrees that the scope described in this Paragraph 8 is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 8 to such employer.
          F. For purposes of this Paragraph 8, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer within the twelve (12) month period immediately preceding termination of the Executive’s employment by Employer hereunder. For purposes of this Paragraph 8, “prospective customer” shall be defined as any person, firm, corporation, association, or entity to whom a proposal was made on behalf of Employer or which was contacted or solicited by Employer within the twelve (12) month period immediately preceding termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Employer. For purposes of this Paragraph 8, “supplier” shall be defined as any person, firm, corporation, association, or entity who is or was doing business with the Employer or who was contacted or solicited by the Employer (whether directly or indirectly) or who contacted or solicited the Employer (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment hereunder.
          G. The Executive agrees that both during his employment and thereafter the Executive will not, for any reason (other than for the benefit of the Employer), use for himself or disclose to any person not employed by the Employer any “Confidential Information” of the Employer acquired by the Executive during his employment by the Employer. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way materially detrimental to the Employer. The Executive agrees that “Confidential Information” includes but is not limited to: (i) any confidential or proprietary information regarding or any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (ii) any confidential or proprietary papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer or of any customer of the Employer which Executive knows or has reason to believe is intended by the customer to be kept confidential ; and (iii) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s employment with the Employer or to be accessed during his future employment with the Employer, which pertains to the Employer’s affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (a) information properly in the public domain, (b) information in the Executive’s possession prior to the date of his original employment with the Employer, (c) information subsequently made available to Executive by an independent third party provided such third party has a lawful right to make such disclosure, (d) information independently developed or acquired by the Executive without violating any obligations under this Agreement, or (e) information required by law or judicial decree to be disclosed.
          H. During and after Executive’s employment hereunder, the Executive will not remove from the Employer’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except in accordance with the performance of this Agreement or his duties as an employee of Employer, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Employer immediately.
          I. The Executive recognizes and agrees that all inventions, conceptions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, improvements, enhancements, software, source code, catalogues, prints, business applications and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects are the sole and exclusive property of the Employer. The Executive further agrees that (i) he will promptly disclose all Inventions (which pursuant to this Paragraph 8J are the sole and exclusive property of the Employer) to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (ii) all Inventions (which pursuant to this Paragraph 8J are the sole and exclusive property of the Employer) eligible under the copyright laws are “work made for hire.” At the request of the Employer and at Employer’s sole cost and expense, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions (which pursuant to this Paragraph 8J are the sole and exclusive property of the Employer) in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, the Employer hereby notifies the Executive that the provisions of this Paragraph 8 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (a) the Invention relates (I) to the business of the Employer, or (II) to actual or demonstrably anticipated research or development of the Employer, or (b) the Invention results from any work performed by the Executive for the Employer.
          J. The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon termination of this Agreement, a complete list of the correct names and places of business and telephone numbers of all of its customers served by him. The Executive further agrees, on demand, to immediately notify the Employer of the name and address of any new customer, and report all changes of a location of old customers, so that upon the termination of this Agreement, the Employer will have a complete list of the correct names and addresses of all of its customers with which the Executive has had dealings. The Executive also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, copies of any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer’s business. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.
          K. The Executive acknowledges that he may become aware of “material” nonpublic information relating to customers whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph 8.K, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
          L. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.
          M. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive acknowledges the truthfulness of all factual statements in this

Agreement and agrees that he is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof.
          N. Notwithstanding anything to the contrary contained herein, nothing in this Paragraph 8 shall be deemed to prohibit, restrict or otherwise limit (i) the Executive’s provision of services to LBI and L&J until December 31, 2008 in accordance with Paragraph 2, or (ii) the operations or business of L&J or LBI Distributors by any person other than Executive, including, without limitation, Joseph Bivona.
     9. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile (if a facsimile number is furnished), provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.
     10. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an officer of the Employer expressly authorized by Employer’s Board of Directors or by the Executive, as applicable.
     11. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.
     12. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.
     13. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this

Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     15. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     16. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
     17. Governing Law; Jurisdiction.
          A. This Agreement shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles.
          B. Any claim or dispute arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the Executive’s employment with the Employer or the termination thereof (a “Dispute”) shall be submitted for de novo review in arbitration in accordance with the procedures set forth in this Paragraph 17B. A party that wishes to initiate the arbitration of a Dispute (the “Initiating Party”) shall give notice of its demand for arbitration to the other party; that notice must include a description of the Dispute in reasonable detail and a specific description of the relief sought by the Initiating Party, including a proposed form of award by the arbitrator. Within fifteen (15) business days after that notice is given, the other party or parties (each, a “Responding Party”) shall give notice to the Initiating Party including a statement as to whether it wishes to submit to the arbitration a Dispute that varies from, or is in addition to, the Dispute described in the Initiating Party’s notice and a specific description of the relief sought by the Responding Party, including a proposed form of award by the arbitrator. If a Responding Party’s notice describes a Dispute that varies from, or is in addition to, the Dispute described in the Initiating Party’s notice, the Initiating Party may, by notice to the Responding Party within ten (10) business days after the Responding Party’s notice is given, modify the description of its requested relief, including the proposed form of award by the arbitrator, to take account of the Dispute as described in the Responding Party’s notice. The arbitration shall be conducted in Newark, New Jersey before a single arbitrator in accordance with the rules of the American Arbitration Association, provided that Employer shall pay all filing, hearing and arbitrator(s) fees and the other charges imposed by the American Arbitration Association. The arbitrator shall have the authority to award attorneys fees and costs to a party if the arbitrator determines that the positions asserted by the party against whom such attorneys fees and costs are awarded, lacked a reasonable basis.
     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER: LaJobi, Inc.
By:	/s/ Charles Ginn
	Name:	Charles Ginn
	Title:	CFO and Secretary

EXECUTIVE:
/s/ Lawrence Bivona
Lawrence Bivona

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